Exhibit 23.10

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use, in this Amendment No. 2 to Form 8-K of Evolution Metals & Technologies Corp. of our report dated April 21, 2025 relating to the financial statements of Handa Lab Co., Ltd. for the year ended December 31, 2024, which appears in such Amendment No. 2 to Form 8-K.

/s/ Ernst & Young Han Young

Seoul, the Republic of Korea

March 31, 2026